CERTIFICATE OF DESIGNATION
                   FOR SERIES B CONVERTIBLE PREFERRED STOCK

                      SAINT ANDREWS GOLF CORPORATION


SAINT ANDREWS GOLF CORPORATION, a Nevada corporation (the "Corporation"), hereby certifies to the Secretary of State of the State of Nevada as follows:

RESOLVED: That the Board of Directors of the Corporation, by unanimous written consent dated September 22, 1998, in lieu of meetings of such Board, pursuant to Article IV of the Articles of Incorporation, adopted resolutions approving, proposing and declaring advisable, the establishment of a series or series of preferred stock of the Corporation in the form of this Certificate of Designation and the Board of Directors hereby establishes and states the designation and number of such shares, and fixes the relative rights and preferences, designations, voting powers, qualification and limitation thereof as follows:

There is hereby established a series of Preferred Stock of the corporation designated "Series B Convertible Preferred Stock," par value $.001 per share. The number of shares of this series of Convertible Preferred Stock shall be 250,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Convertible Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

     1. Dividend Provisions. No dividends shall be paid on any share of Common Stock or any other series of Preferred Stock unless a dividend is paid with respect to all outstanding shares of Series B Convertible Preferred Stock in an amount for each such share of Series B Convertible Preferred Stock equal to (a) in the case of a dividend with respect to the Common Stock, the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series B Convertible Preferred Stock could then be converted and (b) in the case of a dividend with respect to the Preferred Stock, (i) if such Preferred Stock is convertible into Common Stock, the aggregate amount of such dividends (calculated on the basis per share of Common Stock into which such Preferred Stock is convertible) for all shares of Common Stock into which each such share of Series B Convertible Preferred
Stock could then be converted or (ii) if such Preferred Stock is not convertible into Common Stock, an aggregate amount of such dividends calculated in accordance with the following formula: aggregate dividends = [then current liquidation value of Preferred divided by then current liquida-tion value of Series B Convertible Preferred Stock] x dividend per share of Preferred Stock x number of shares of Series B Convertible Preferred Stock then outstanding. Such dividends shall be payable only when, as, and if declared payable to holders of Common Stock or Preferred Stock, as the case may be, by the Board of Directors and shall be noncumulative. In the event the Corporation shall declare a distribution (other than any distributions described above) payable in securities of other persons, evidences or indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series B Convertible Preferred Stock shall be entitled to a proportionate equitable share of any such distribution in accordance with provisions set forth above as though the holders of the Series B Convertible Preferred Stock were the holders of the number of shares of Common Stock of the corporation into which their respective shares of Series B Convertible Preferred Stock are

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convertible or holders of the Preferred Stock as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     2.  Liquidation Preference.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of Series B Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stock holders, pro rata with the holders of the Series A Convertible Preferred Stock with respect to their preference amount before any payment or distribution shall be made on the Common Stock or any other series of Preferred Stock as the case may be, an amount per share equal to $10.00. If the assets and funds to be distributed among the holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock shall be insufficient to permit the payment of the full aforesaid preferential amount to such holders, then the entire assets and funds of the corporation legally available for the distribution shall be distributed among the holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock in proportion to the aggregate preferential amount of all shares of Series A Convertible Preferred Stock and the Series B convertible Preferred Stock held by them. After payment has been made to the holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, the remaining assets of the Corporation available for distribution to the holders of the Common Stock shall be distributed, among the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and Common Stock pro rata based on the number of Shares of Common Stock held by each at the time of such liquidation (assuming conversion of all such Series A Convertible Preferred Stock and Series B Convertible Preferred Stock).

         (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale or any other corporate reorganization, in which shareholders of the corporation receive distributions as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization in which event such consolidation, merger, sale of assets, or reorganization shall not be treated as a liquidation, dissolution or winding up.

     3. Conversion. The Series B Convertible Preferred Stock may be converted into shares of the Corporation's Common Stock on the following terms and conditions (the "Conversion Rights"):

         (a) Option to Convert. Commencing immediately, holders of the Series B Convertible Preferred Stock shall have the right to convert all or a portion of their shares into shares of Common Stock at any time or from time to time upon notice to the Corporation on the terms and conditions set forth herein prior to the date fixed for redemption of such shares.

         (b) Mechanics of Conversion. Upon the election of a holder of the Series B Convertible Preferred Stock to convert shares of such Preferred Stock, the holder of the shares of Series B Convertible Preferred Stock which are converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any authorized transfer agent for such stock together with a written statement that he elects to convert his

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preferred stock to common stock.  The Corporation or the transfer agent shall promptly issue and deliver at such office to such holder of Series B Convertible Preferred Stock a certificate or certificate for the number of shares of Common Stock to which such holder is thereby entitled. The effective date of such conversion shall be a date not later than 30 days after the date upon which the holder provides written notice of his election to convert to the Corporation or transfer agent.

         (c) Conversion Ratio. Each share of Series B Convertible Preferred Stock may be converted into one (1) fully paid and nonassessable share of Common Stock (subject to adjustment pursuant to Section 3(d) below). In the event that upon conversion of shares of Series B Convertible Preferred Stock a holder shall be entitled to a fraction of a share of Common Stock, no fractional share shall be issued and in lieu thereof the Corporation shall pay to the holder cash equal to the fair value of such fraction of a share.

         (d) Adjustment of Conversion Rate. If the Corporation shall at any time, or from time to time, after the effective date hereof effect a subdivision of the outstanding Common Stock and not effect a corresponding subdivision of the Series B Convertible Preferred Stock, or if the Corporation at any time or from time to time after the effective date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be proportionately increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

         (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

         (f) Reservations of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall time to time be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     4. Status of Converted or Reacquired Stock. In case any shares of Series B Convertible Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall cease to be a part of the authorized capital stock of the Corporation.

     5. Voting Rights. Each share of Series B Convertible Preferred Stock entitles the holder to one (1) vote and with respect to each such vote, a holder of shares of Series B Convertible Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of a holder of

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shares of Common Stock, share for share, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote with holders of Common Stock and Series A Convertible Preferred Stock together as a single class.

     6. Redemption Provisions. To the extent permitted under the Nevada Business Corporation Act, shares of the Series B Convertible Preferred Stock are redeemable as follows:

         (a) Redemption at Option of Corporation. If there is a registration statement covering the issuance of the Common Stock upon the conversion of the Series B Convertible Preferred Stock which has been declared effective by the Securities and Exchange Commission, and both of the following two conditions have been satisfied:

              (i) The Corporation has $1,000,000 of pre-tax income for a fiscal year according to the audited year-end financial statements; and

              (ii) If the closing bid price of the Corporation's common stock for twenty consecutive trading days equals or exceeds $15.00,

the Corporation may redeem shares of Series B Convertible Preferred Stock.

                  If fewer than all of the outstanding shares of Series B Convertible Preferred Stock are to be redeemed, the Company will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine.

         (b)  Redemption Price.  The redemption price per share under this
Section 6 shall be $12.50 per share.

         (c) Notice of Redemption. Notice to the holders of shares of Series B Convertible Preferred Stock to be redeemed shall be given not earlier than 60 days nor later than 30 days before the date fixed for redemption. The notice of redemption to each stockholder whose shares of Series B Convertible Preferred Stock are to be redeemed shall specify the number of Series B Convertible Preferred Stock of such stockholder to be redeemed, the date fixed for redemption and the redemption price at which shares of Series B Convertible Preferred Stock are to be redeemed, and shall specify where payment of the redemption price is to be made upon surrender of such shares, shall state the conversion rate then in effect, and that the Conversion Rights of such shares shall cease and terminate at the close of business on the date fixed for redemption.

     7. Preferences Generally. Except as otherwise set forth in this Section 7, the Series B Convertible Preferred Stock shall be pari passu with the Series A Convertible Preferred Stock. The Corporation shall not authorize or issue any securities having any rights or preferences senior or preferential to or pari passu with those of the Series B Convertible Preferred Stock without the vote of the holders of a majority of the Series B Convertible Preferred Stock, voting separately as a class, in addition to any other vote required by law.

     8. Notices. Any notice required to be given to holders of shares of Series B Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the corporation, or upon personal delivery of the aforementioned address.

RESOLVED: This Certificate of Designation effected herein is authorized by the vote of the Board of Directors on September 22, 1998.

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RESOLVED:  The resolutions effected herein were duly adopted in accordance with the applicable provisions of NRS 78.1955.

IN WITNESS WHEREOF, Saint Andrews Golf Corporation has caused this Certificate of Designation to be signed and acknowledged by its President and Secretary this 30th day of September 1998.


ATTEST:                            SAINT ANDREWS GOLF CORPORATION


/s/ Ron Boreta                     By: /s/ Ron Boreta
Ron Boreta, Secretary                 Ron Boreta, President


STATE OF COLORADO )
                  ) ss.
COUNTY OF DENVER  )

     I, Virginia M. Anglada, a Notary Public, hereby certify that on the 30th day of September 1998, personally appeared before me Ron Boreta, who being by me first duly sworn, declared that he signed the foregoing document as both President and Secretary of the corporation named therein and that he is above the age of eighteen years and that the statements contained therein are true and correct to the best of his knowledge and belief.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                    /s/ Virginia M. Anglada
                                    Notary Public
[ S E A L ]
                                    My commission expires: April 21, 2002

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